As filed with the Securities and Exchange Commission on August 8, 2017
Registration No. 333-_______________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
Tesco Corporation
(Exact name of registrant as specified in its charter)

Alberta, Canada	76-0419312
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
11330 Clay Road, Suite 350 Houston, Texas 77041
(Address of principal executive offices)
Tesco Corporation 2017 Long-Term Incentive Plan
(Full title of the plan)

Fernando R. Assing
President and Chief Executive Officer
Tesco Corporation
11330 Clay Road, Suite 350
Houston, Texas 77041
(713) 359-7000
Copies to:

Gary H. McDaniel Norton Rose Fulbright US LLP 200 Convent Street, Suite 2100 San Antonio, Texas 78205 (210) 270-7172	Jaime L. Gagner Norton Rose Fulbright Canada LLP 400 34d Avenue SW, Suite 3700 Calgary, Alberta T2P 4H2 Canada (403) 267-9563
(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.
Large accelerated filer     ☐                            Accelerated filer          ☒
Non-accelerated filer    ☐ (Do not check if a smaller reporting company)    Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee
Common Shares, no par value	3,000,000	$4.60	$13,800,000	$1,599.42
(1) Registrant is registering 3,000,000 shares under the Tesco Corporation 2017 Long-Term Incentive Plan (the “2017 Plan”) pursuant to this Registration Statement.
(2) Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of Common Shares that may be issued under the 2017 Plan in connection with, or as a result of, stock splits, stock dividends, recapitalizations or similar transactions.
(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based on the average of the high and low sale prices per share of the Registrant’s Common Shares reported on The Nasdaq Global Select Market on August 3, 2017.

EXPLANATORY NOTE

Tesco Corporation (“Tesco,” the “Registrant,” or the “Company”) is filing this Registration Statement to register 3,000,000 Common Shares, no par value, reserved for issuance under the Tesco Corporation 2017 Long-Term Incentive Plan (the “2017 Plan”). The Board of Directors of Tesco recommended for approval and, on May 16, 2017, the shareholders of Tesco approved the 2017 Plan at the 2017 Annual General Meeting of Shareholders. The 2017 Plan replaced Tesco’s Amended and Restated 2005 Incentive Plan (the “2005 Plan”). No further awards will be granted under the 2005 Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act’), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the 2017 Plan covered by this Registration Statement as required by Rule 428(b)(1) under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents of the Company, filed with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

(1)
the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (which incorporates by reference certain portions of the Company’s Definitive Proxy Statement for the Company’s 2017 Annual Meeting of Shareholders, as filed with the Commission on March 3, 2017);

(2)	the Company's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2017 and June 30, 2017, as filed with the Commission on May 9, 2017 and August 8, 2017, respectively;

(3)	the Company's Current Reports on Form 8-K, as filed with the Commission on January 31, 2017; May 22, 2017; and July 10, 2017; and

(4)
the description of the Company’s common shares, contained in the Company’s Registration Statement on Form 8-A, as filed with the Commission on June 2, 2008, including any amendments or reports filed for the purpose of updating the description of the Company's common shares.

All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any information deemed furnished and not filed pursuant to Item 2.02 or Item 7.01 of any current report on Form 8-K) subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents.
Any statement contained in this Registration Statement or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6.     Indemnification of Directors and Officers.
Section 124 of the Business Corporations Act (Alberta) provides that except in respect of an action by or on behalf of the Company to procure a judgment in the Company's favor, the Company may indemnify a director or officer of the Company, a former director or officer of the Company, or a person who acts or acted at the Company's request as a director or officer of another corporation of which the Company is or was a shareholder or creditor, and the director's or officer's heirs and legal representatives, referred herein as the indemnified persons, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the director or officer in respect of any civil, criminal or administrative action or proceeding to which the director or officer is made a party by reason of being or having been a director or officer of the Company (or such other corporation), if: (a) the director or officer acted honestly and in good faith with a view to the best interests of the Company, and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the director or officer had reasonable grounds for believing that the director's or officer's conduct was lawful.
The Company may also, under the Business Corporations Act (Alberta), with court approval, indemnify an indemnified person in respect of an action by or on behalf of the Company to procure a judgment in its favor, to which the person is made a party by reason of being or having been a director or an officer of the Company, against all costs, charges and expenses reasonably incurred by the person in connection with the action if the person fulfills the conditions set out in (a) and (b) above.
An indemnified person is entitled to indemnity from the Company in respect of all costs, charges and expenses reasonably incurred by the person in connection with the defense of any civil, criminal, or administrative action or proceeding to which the person is made a party by reason of being or having been a director or officer of the Company, if the person is seeking indemnity: (i) was substantially successful on the merits in the person's defense of the action or proceeding, (ii) fulfills conditions set out in (a) and (b) above and (iii) is fairly and reasonably entitled to indemnity. The Company is permitted under the Business Corporations Act (Alberta) to advance funds to a person in order to defray the costs, charges and expenses of such a proceeding, but if the person does not meet the conditions described in this paragraph, he or she shall repay the funds advanced.
Under the Business Corporations Act (Alberta) the Company may purchase and maintain insurance for the benefit of indemnified persons against any liability incurred by the person (i) in the person's capacity as a director or officer of the Company, except when the liability relates to the person's failure to act honestly and in good faith with a view to the best interests of the Company, or (ii) in the person's capacity as a director or officer of another body corporate if the person acts or acted in that capacity at the Company's request, except when the liability relates to the person's failure to act honestly and in good faith with a view to the best interests of the body corporate.
The Company or an indemnified person may apply to the Court for an order approving an indemnity and the Court may so order and make any further order it thinks fit. On an application, the Court may order notice to be given to any interested person and that person is entitled to appear and be heard in person or by counsel.

The Company's amended and restated bylaws provide that directors and officers will not be liable for loss or damage in the execution of their duties unless such loss or damage is occasioned by willful negligence or default. To the fullest extent permitted by the Business Corporations Act (Alberta), directors and officers are indemnified against all costs, charges and expenses, including amounts paid to settle an action or satisfy a judgment in respect of any civil, criminal or administrative action or proceeding to which the director or officer is made a party by reason of being or having been a director or officer of the Company. Directors and officers will only be indemnified if they acted honestly and in good faith with a view to the best interests of the Company, and, in the case of criminal or administrative action or proceeding that is enforced by a monetary penalty, the director or officer had reasonable grounds for believing that his or her conduct was lawful.
The Company has written indemnification agreements with its directors and officers. Under these agreements, the Company indemnifies directors and officers from and against any expenses that were reasonably incurred, or that the director or officer is legally obligated to pay in connection with any civil, criminal or administrative action, suit or proceeding by reason of actual or alleged error, or misstatement or misleading statement, or by reason of any action taken by the director or officer while acting in that capacity. Under the indemnification agreements the Company agrees to obtain comprehensive directors' and officers' insurance to cover its directors and officers for certain liabilities.
Under the Company's indemnification agreements, the Company is not liable to indemnify directors and officers under certain circumstances. For instance, if the director or officer is found liable for willful negligence or willful misconduct in the performance of his or her duties, or if the director or officer is found liable for having gained a personal profit or advantage to which he or she was not entitled, or for having committed acts of active and deliberate dishonesty which were material to the cause of action for which the director or officer seeks indemnification.
The Company has obtained directors' and officers’ insurance to cover its directors and officers for certain liabilities.
Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8.     Exhibits.

Reference is made to the Exhibit Index on the page immediately following the signature page hereto, which is incorporated herein by reference.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(1)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on August 8, 2017.

TESCO CORPORATION
By:      /s/ Fernando R. Assing
Fernando R. Assing
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints, Fernando R. Assing and Christopher L. Boone, and each or any of them, his or her true and lawful attorney-in-fact and agent, each with the power of substitution and resubstitution, for him or her in any and all capacities, to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on August 8, 2017 in the capacities indicated.

Signature	Title	Date
/s/Fernando R. Assing Fernando R. Assing	President, Chief Executive Officer and Director (Principal Executive Officer)	August 8, 2017
/s/Christoper L. Boone Christopher L. Boone	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 8, 2017
/s/John T. Gatlin John T. Gatlin	Senior Vice President and Chief Operating Officer (Principal Operating Officer)	August 8, 2017
/s/Michael W. Sutherlin Michael W. Sutherlin	Chairman of the Board	August 8, 2017
/s/John P. Dielwart John P. Dielwart	Director	August 8, 2017

/s/R. Vance Milligan R. Vance Milligan	Director	August 8, 2017
/s/Douglas R. Ramsay Douglas R. Ramsay	Director	August 8, 2017
/s/Rose M. Robeson Rose M. Robeson	Director	August 8, 2017
/s/Elijio V. Serrano Elijio V. Serrano	Director	August 8, 2017
/s/Fernando R. Assing Fernando R. Assing	Authorized Representative in the United States	August 8, 2017

EXHIBIT INDEX

Exhibit Number	Exhibit
3.1
Restated Articles of Amalgamation of Tesco Corporation, dated May 29, 2007 (incorporated herein by reference to Exhibit 3.1 of Tesco Corporation’s Current Report on Form 8-K filed with the Commission on June 1, 2007)

3.2	Amended and Restated Bylaws of Tesco Corporation (incorporated herein by reference to Exhibit 3.1 of Tesco Corporation’s Current Report on Form 8-K filed with the Commission on March 11, 2014)
5.1*	Opinion of Norton Rose Fulbright Canada LLP
23.1*	Consent of Norton Rose Fulbright Canada LLP (included as part of Exhibit 5.1)
23.2*	Consent of Ernst & Young LLP
24.1*	Powers of Attorney (included on the signature page of this Registration Statement)
99.1	Tesco Corporation 2017 Long-Term Incentive Plan (incorporated herein by reference to Exhibit 10.1 to Tesco Corporation’s Current Report on Form 8-K filed with the Commission on May 22, 2017)

* Filed herewith.